Exhibit 99.1

Armstrong World Industries Announces Increase in Quarterly Dividend

LANCASTER, Pa., Oct. 23, 2024 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, announced today that its Board of Directors has approved a 10% increase in the company’s quarterly cash dividend to $0.308 per share of common stock. The dividend will be paid on November 21, 2024, to stockholders of record as of the close of business on November 7, 2024.

“This announcement marks the sixth consecutive annual increase since we initiated our dividend program in 2018. This growth reflects our ability to generate free cash flow as well as the Board of Director’s continued confidence in our long-term growth strategy,” said AWI Senior Vice President and CFO Chris Calzaretta. “With our healthy balance sheet and track record of strong free cash flow growth, we remain committed to returning cash to shareholders as an important pillar of our capital allocation framework.”

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,500 employees and a manufacturing network of 19 facilities, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has pursued innovation and manufacturing excellence to deliver products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, well-being and sustainability in mind.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354